CONSULTANT
ENGAGEMENT AGREEMENT

This Agreement is made the 1st day of April 2021, by and between Alpha Energy, Inc. (the "Company"), a Colorado Corporation having an office at 4162 Meyerwood Drive, Houston, TX 77025 and Kelloff Oil & Gas, LLC (the "Consultant"), a Colorado Limited Liability Company having an office at 8247 Swadley Court, Arvada, CO 80005.

Alpha Energy, Inc. hereby engages Kelloff Oil & Gas, LLC, as Consultant, under the following terms and conditions, to be effective as of March 22, 2021.

WHEREAS, the Company desires professional guidance and advice regarding Energy Exploration and Development and desires Consultant to aid it in business matters; and

WHEREAS, Joe H. Kelloff ("Kelloff") is the Manager of Consultant and has expertise in the area of energy exploration, project development, implementation, production, and acquisition; and

WHEREAS, Consultant is willing to provide the services of Kelloff to act as an advisor to the Company upon the terms and conditions set forth in this Agreement. Unless specified otherwise, Joe H. Kelloff and Kelloff Oil & Gas, LLC shall together herein be referred to as Consultant; and

WHEREAS, Consultant is to be hereby engaged to act as Senior Vice-President of Engineering and Development of Alpha Energy, Inc.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1. Previous Contracts

This Agreement replaces that certain Consultant Engagement Agreement between the Parties dated January 22, 2021. Consultant shall work the remainder of March 2021 under the terms of the January 22 Agreement, prorating their monthly invoice for the period March 22, 2021 to March 31, 2021.

2. Duties, Scope of Agreement, and Relationship of the Parties

(a) The company hereby agrees to retain Consultant as Senior Vice-President, consistent with Consultant's expertise and ability in energy exploration and development, and Consultant agrees to so act for the Company during the term of this Agreement under the Job Description attached as Exhibit A. All parties understand that Consultant has many other business interests and will devote as much time as in his discretion as necessary to perform his duties under this Agreement. In addition, the company understands that consultant's efforts on behalf of his other interests are the sole and separate property of Consultant.

(b) The services rendered by Consultant to the company pursuant to this Agreement shall be as an independent contractor at times and dates convenient to Consultant, and this

Agreement does not make Consultant the employee of the Company for any purpose whatsoever. No right or authority is granted to Consultant to assume or to create any obligation or responsibility, in excess of $2,000, express or implied, on behalf of or in the name of the company except as authorized by the CFO. The company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to consultant hereunder, and Consultant agrees that he will pay all taxes due on such amounts.

(c) Consultant agrees to make available to Company his services as Senior Vice-President on an as needed basis upon reasonable request. Consultant shall provide planning and other advisory services as are necessary to carry out the business of the Company.

(d) Company recognizes Consultant has other business interests and clients. To prevent potential conflicts of interest:

(i) The Parties Agree that Consultant's work for Company shall be geographically restricted to the States of New Mexico (Colfax and Mora Counties only), Texas (Oldham County only), and Oklahoma (all Counties).

(ii) Company shall not through this Agreement obtain any rights to information Confidential to Kelloff Oil & Gas, LLC obtained independent of Company.

2. Compensation

(a) The Company shall pay US$10,000.00 per month on the 5th day of each month (or the first business day thereafter) following a completed month under this contract to Consultant as a consulting fee. These payments will be made to the account designated by Consultant. In the event of termination of this contract by either party, Consultant will be due a prorated amount based on the actual number of days under contract, including notification days, divided by the total number of days in the month when termination is effective.

(b) Company will issue Consultant five thousand (5,000) shares per month of its common stock, valued at $1.00 per share and bearing a legend restricting sale for six (6) months from the date of issuance.

a. Actual stock issuances shall be on a quarterly rather than monthly basis, with the first issuance being on or about July 1, 2021. In the event of termination of this contract by either party, Consultant will be due the full share issuance earned under this provision for any month worked, including partial months, under this contract for which shares have not previously been issued
b. Following completion of the restriction period and upon request of Consultant, Company will act in good faith to support expeditious removal of the restrictive legend and registration of the shares.

(c) Company may request that Consultant move to an hourly rate. Consultant shall provide a record of hours worked, such record to be approved by the President of Company. Consultant's hourly fee shall be $150 per hour with a maximum day rate of $1200 per day. Should Company

elect to ask Consultant to move to an hourly rate Company shall not issue stock as per 2(b) above.

(c) Additional compensation may occur depending on the nature of a specific engagement and only upon the mutual agreement of both parties.

The parties agree to a Bonus Award for performance on Due Diligence as described in Exhibit "B", attached hereto.

(d) The Parties agree that services provided to the Company will constitute at a maximum of approximately 50% of the Consultant's time. The Consultant agrees to provide a detailed monthly report as to the services provided and the projects worked on, on the Company's behalf, within 5 business days following a calendar month's end. Consultant may work more or less than 50% time on any given month at Consultant's sole discretion.

3. Expenses

The Company shall reimburse Consultant for all pre-approved reasonable and necessary expenses incurred by it in carrying out its duties under this Agreement including travel. Consultant shall submit related receipts and documentation with his request for reimbursement.

4. Renewal; Termination

(a) This Agreement shall continue in effect for one (1) month and thereafter, if not then terminated, shall renew monthly until terminated by either party. Either the Company or the Consultant may terminate this Agreement by giving the other party ten (10) days advance written notice. However, termination of Consultant by the Company shall not relieve the Company of its financial obligations to Consultant as defined herein.

(b) Subject to the continuing obligations of Consultant under Section 5 and the Company under Section 8(i) below, either party may terminate this Agreement at any time if the other party shall fail to fulfill any material obligation under this Agreement and shall not have cured the breach within 10 days after having received written notice thereof.

(c) Termination or expiration of this Agreement shall not extinguish any rights of compensation that shall accrue prior to the termination.

5. Confidential Information

(a) "Confidential Information," as used in this Section 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:

(i) Trade secret information about the Company and its products; and

(ii) Information concerning the Company's business as the Company has conducted it since the Company's incorporation or as it may conduct it in the future; and

(iii) Information concerning any of the Company's past, current, or possible future products, including (without limitation) information about the Company's research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.

(b) "Confidential Information" as herein defined shall not include Consultant Intellectual Property obtained either prior to Consultant's engagement under this Agreement or was obtained by Consultant outside his engagement with Company.

(c) Any information that Consultant reasonably considers Confidential Information, or that the Company treats as Confidential Information, due to its unique nature purchased or developed by the Company, not available in the public domain or licensed or copyrighted information will be presumed to be Confidential Information (whether Consultant or others originated it and regardless of how obtained).

(d) Except as required in its duties to the Company, Consultant will never, either during or after the term of this Agreement, use or disclose such aforedescribed Confidential Information to any person not authorized by the Company to receive it.

(e) In the event Consultant becomes legally compelled to disclose such aforedescribed Confidential Information, the Consultant shall provide the Company with prompt notice so that Company may seek a protective order or other appropriate remedy. In the event such protective order or other remedy is not obtained, the Consultant shall furnish only that portion of the Confidential Information which in the opinion of Company's counsel is legally required and shall exercise commercially reasonable efforts, at the Company's expense, to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the furnished Confidential Information.

(f) If this Agreement is terminated, Consultant will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. The rights of the Company set forth in this Section 5 are in addition to any rights of the Company with respect to protection of trade secrets or confidential information arising out of the common or statutory laws of the State of Colorado or any other state or any country wherein Consultant may from time to time perform services pursuant to this Agreement. This Section 5 shall survive the termination or expiration of this Agreement.

6. False or Misleading Information

The Company warrants that it will provide Consultant with accurate financial, corporate, and other data required by Consultant and necessary for full disclosure of all facts relevant to any

efforts required of Consultant under this Agreement. Such information shall be furnished promptly upon request. If the Company fails to provide such information, or if any information provided by the Company to Consultant shall be false or misleading, or if the Company omits or fails to provide or withholds relevant material information to Consultant or to any professionals engaged pursuant to paragraph 5 above, then, in such event, any and all fees paid hereunder will be retained by Consultant as liquidated damages and this Agreement shall be null and void and Consultant shall have no further obligation hereunder. Further, by execution of this Agreement, the Company hereby indemnifies Consultant from any and all costs for expenses or damages incurred and holds Consultant harmless from any and all claims and/or actions that may arise out of providing false or misleading information or by omitting relevant information in connection with the efforts required of Consultant under this Agreement.

7. Consultant's Best efforts and No Warranty of Information

Consultant shall use its best efforts to use reliable information and scientific techniques associated with the oil and gas business. However, Consultant makes no warranty as to the completeness or interpretation of such information, nor does Consultant warrant the information with regard to errors or emissions contained therein. Any reserve estimates, price calculations, price forecasts, exploration potential predictions or similar information provided by Consultant are, or may well be estimates only, and should not be considered predictions of actual results.

8. Miscellaneous

(a) Successors and Assigns. This Agreement is binding on and ensures to the benefit of the Company. Company cannot assign this Agreement without Consultant's written agreement.

(b) Modification. This Agreement may be modified or amended only by a writing signed by both the Company and Consultant.

(c) Governing Law. The laws of Colorado will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Colorado court, and both the Company and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

(d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid and the remainder of this Agreement also will continue to be valid.

(e) Waivers. No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f) Captions. The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.

(g) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

(h) Notices. All notices and other communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) days after deposit with the US Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by e-mail, upon receipt of confirming e-mail from the recipient of the e-mail; or (d) by Federal Express overnight delivery (or other reputable overnight delivery service), two (2) days after deposited with such service. Addresses for all such notices and communication shall be as follows; however, these addresses may be changed at any time by like notice.

In the case of the Company:

Alpha Energy, LLC
Attention: John Lepin
4162 Meyerwood Drive
Houston, Texas 77025
Ph: 713-231-4235
Email: jlepin@alpha-energy.us

In the case of Consultant.

Kelloff Oil & Gas, LLC
Attention: Joe H. Kelloff, Manager
8247 Swadley Court
Arvada, CO 80005
Ph. 303-808-2546
Email: Kelloff.oilgas@yahoo.com

(i) Indemnification. Company agrees to indemnify and hold harmless Consultant from any and all claims, actions, liabilities, costs, expenses, including attorney fees arising from claims made against Consultant in connection with Company's possession or use of advice, guidance, materials, information, data or other services provided by Consultant under this Agreement. This Section 8(i) shall survive the termination or expiration of this Agreement.

(j) Counterparts. This Agreement may be executed by signing an original or a counterpart thereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all the Parties had signed the same instrument.

(k) Conflicts of Interest. Company acknowledges that Consultant is engaged in the business of providing petroleum consulting for other oil and gas companies within the United

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State and Canada. In the event Consultant is requested by Company to provide advice and guidance on or about geographical areas that may create a potential conflict of interest between Consultant's other business matters and the Company's operations, Consultant shall not be required by Company to render advice and guidance on such an area. Company and Consultant shall use their best efforts to notify each other of any potential conflicts of interests. In any event, Consultant's general knowledge that Company plans to engage, or is actively engaging, in oil and gas exploration within an area shall in no way preclude Consultant, or Consultant's business entities, from performing land services or consulting for other oil and gas companies within the same area.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 1st day of April 2021.

"The Company" **ALPHA ENERGY, INC.**	"Consultant" **KELLOFF OIL & GAS, LLC**
By: ______________ Jay Leaver, President	By: ______________ Joe H. Kelloff, Manager

Exhibit A

Job Description

A. Consultant will be involved in day-to-day decisions involving selection of Projects to work on, and what resources to allocate to individual Projects.
B. Consultant has specific experience in the fields of petroleum engineering, production optimization, field operations and financing as relevant to oil and gas projects. Consultant will make this expertise available to the Company.
C. Consultant will make specific recommendations for additional consultants necessary to continue intelligent pursuit of a Project or Projects. Consultant will not make such recommendations without due consideration for the needs of the Company.
D. Consultant shall participate in the development and analysis of potential acquisitions and/or divestitures.
E. Consultant shall participate in marketing, fund-raising, and building investor relationships as necessary.
F. Consultant may take on other duties from time to time as directed by the President, assuming such activities do not conflict with Consultant's other interests.

Exhibit "B"
Due Diligence Bonus

1. During the normal course of his duties under the CEA, Consultant will negotiate contracts with companies capable and qualified to perform land title and environmental due diligence ("Due Diligence") in the State of Oklahoma for each of three Projects (Rogers County, Logan 1, Logan 2) currently under Option or Purchase and Sale Agreements by Company (the "Projects").

2. Should Consultant secure appropriate Due Diligence for both land title and environmental for the Projects, the total of all invoices for which (excluding Consultant's normal invoices under the CEA) shall not exceed $75,000.00, then Company shall award Consultant bonus ("Bonus"). The Bonus shall be the number of shares of Company Stock equal to the difference between $75,000.00 and the total invoiced amount for Due Diligence, assessed at $1.00 per share. Shares will bear a legend restricting sale for six (6) months from date of issuance. Such award shall be made the first quarter after receipt of the last Due Diligence Invoice. This Bonus is in addition to the normal Compensation in Section 2 of the CEA.